Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

For Office Use Only

Profit Corporation
Articles of Amendment

1. Corporation name:
(Name must match exactly to the Secretary of State's records.)

BioNexus Gene Lab Corp

2. Article number(s) VII is amended as follows:
***See checklist below for article number information.**

Article VII Section 2. Preferred Shares is hereby amended to create the Series Z Preferred Stock, with such rights, privileges and features contained in Attachment A.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on February 10, 2025
(Date – mm/dd/yyyy)

Received FEB 11 2025 Secretary of State Wyoming

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☑ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: [signature]

(May be executed by Chairman of Board, President or another of its officers.)

Date: February 10, 2025 *(mm/dd/yyyy)*

Print Name: Su-Leng Tan Lee

Title: Chief Executive Officer

Contact Person: Daniel H. Luciano, Esq.

Daytime Phone Number: 908-328-3731

Email: dhl@dhlucianolaw.com

***(An email address is required.** Email(s) provided will receive important reminders, notices and filing evidence.)*

Checklist

- ☐ ***Filing Fee: $60.00*** Make check or money order payable to Wyoming Secretary of State.
- ☐ **Processing time is up to 15 business days** following the date of receipt in our office.
- ☐ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article. ***Article number(s) is not the same as the filing ID number.***
- ☐ Please mail with payment to the address at the top of this form. **This form cannot be accepted via email.**
- ☐ Please review the form prior to submission. **The Secretary of State's Office is unable to process incomplete forms.**

Attachment A
To
BioNexus Gene Lab Corp
Articles of Amendment

The Board of Directors of BioNexus Gene Lab Corp., a Wyoming corporation ("Corporation") on February 10, 2025 adopted the following resolution creating a series of its preferred stock designated the "Series Z Preferred Stock":

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation, the Board of Directors of the Corporation by unanimous resolution does hereby designate the terms, and authorize and provide for the issuance of the "Series Z Preferred Stock," consisting initially of one (1) share, having the voting powers, preferences and relative participating rights, and the qualifications, limitations or restrictions that are set forth as follows:

A. Designation and Amount. The shares of such series shall be designated as "Series Z Preferred Stock," no par value per share, and the number of shares constituting such series initially shall be one (1) share. Such amount may be increased or decreased by the resolution of the Board of Directors. The Series Z Preferred Stock shall be in book entry form only.

B. Rights, Preferences and Restrictions of Series Z Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Series Z Preferred Stock are as set forth below:

1. Dividends. The Series Z Preferred Stock shall not be entitled to dividends of any kind.

2. Voting Rights. Except as otherwise provided by the Articles of Incorporation or required by law, the holder of the share of Series Z Preferred Stock shall have the following voting rights.

(i) Except as otherwise provided herein, the outstanding share of Series Z Preferred Stock shall have five billion (5,000,000,000) votes. The outstanding share of Series Z Preferred Stock shall vote together with the outstanding shares of common stock, no par value (the "Common Stock"), of the Corporation as a single class exclusively on the Reverse Stock Split (as defined herein) at a duly authorized shareholder meeting to be conducted during calendar year 2025. The Series Z Preferred Stock shall not be entitled to vote on any other matters, nor be counted for purposes of quorum, except to the extent required under the Wyoming Business Corporations Act. As used herein, the term "Reverse Stock Split" means any proposal to adopt an amendment to the Articles of Incorporation, or any other proposal to otherwise approve or ratify, to reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock at a ratio specified in or determined in accordance with the terms of such amendment or proposal.

(ii) The share of Series Z Preferred Stock shall be voted, without action by the holder, on the Reverse Stock Split in the same proportion as shares of Common Stock are voted (excluding any shares of Common Stock that are not voted) on the Reverse Stock Split (and, for purposes of clarity, such voting rights shall not apply on any other resolution presented to the shareholders of the Corporation).

3. Rank. The Series Z Preferred Stock shall have no rights as to any distribution of assets of the Corporation for any reason, including upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, redemption, dissolution, or winding up of the Corporation, whether voluntarily or involuntarily.

4. Other Features. Other than as stated herein, the Series Z Preferred Stock shall have no other rights, privileges or features.

5. Cancellation. (i) The outstanding share of Series Z Preferred Stock shall be cancelled, in whole, but not in part, at any time (a) if such cancellation is ordered by the Board of Directors in its sole discretion, automatically and effective on such time and date specified by the Board of Directors in its sole discretion, or (b) automatically upon the approval by the Company's shareholders of the Reverse Stock Split at any meeting of shareholders or any adjournment thereof ("Cancellation"). As used herein, the "Cancellation Time" shall mean the effective time of the Cancellation.

(ii) The share of Series Z Preferred Stock cancelled in the Cancellation pursuant to this Section 5 shall be cancelled for no consideration.

(iii) From and after the time at which the share of Series Z Preferred Stock is called for Cancellation (whether automatically or otherwise) in accordance with Section 5 hereof, such share of Series Z Preferred Stock shall cease to be outstanding, and the former holder shall not be entitled to any right of redemption or similar rights. The share of Series Z Preferred Stock cancelled by the Corporation pursuant to this instrument shall be automatically retired and restored to the status of an authorized but unissued share of Preferred Stock, upon such Cancellation.

6. Assignability. Unless agreed in writing to by the Corporation, the Series Z Preferred Stock is not assignable.

IN WITNESS WHEREOF, BioNexus Gene Lab Corp. has caused its duly authorized officer to execute this Attachment on this the 10th day of February 2025.

BioNexus Gene Lab Corp

Su-Leng Tan Lee
Chief Executive Officer